SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                            THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) February 25, 2000
                                  -----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




300 Renaissance Center, Detroit, Michigan                    48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313) 556-5000
                                                         --------------

















                                      - 1 -
ITEM 5. OTHER EVENTS

     On February 25, 2000, General Motors Corporation (GM) issued a press release announcing that General Motors, Ford, and Daimler Chrysler would create the world's largest internet-based virtual marketplace. The release is as follows:


Ford, General Motors And DaimlerChrysler Create World's Largest Internet-Based Virtual Marketplace

DETROIT, -- General Motors Corporation [NYSE: GM, GMH], Ford Motor Company [NYSE: F] and DaimlerChrysler [NYSE: DCX] jointly announced today that they are planning to combine their efforts to form a business-to-business integrated supplier exchange through a single global portal. This venture will create the world's largest virtual marketplace. The new enterprise will offer open participation to all auto manufacturers around the world, and their respective market of suppliers, partners and dealers. Eventually, this marketplace could be expanded to encompass other industries.

GM, Ford and DaimlerChrysler plan to have equal ownership in the new venture which would operate as a separate business independent of the three automakers.

Ford, GM and DaimlerChrysler expect to reach a definitive agreement for the venture in the first quarter, and subject to appropriate governmental and other approvals. Until then, all services currently associated with the existing exchanges will continue to be offered. These include catalog purchasing, bidding and price quotes, on-line sourcing and auctions. In addition, supply chain management functions such as capacity planning, demand forecasting, production planning, supply chain transaction automation, financial services, payment and logistics will continue and be expanded.

Ford President and Chief Executive Officer Jacques A. Nasser said, "Today's announcement is another example of how the Internet is transforming every piece of our company and our industry. It's exciting, it's dramatic, and it's only going to accelerate. We'll push this transformation even further to bring sustainable benefits to our customers, our suppliers, and our dealers."

"As we continued to build our separate exchange sites, we quickly realized traditional, individual stand-alone models weren't the winning strategy for us, our industry, our suppliers and, ultimately, our customers," said G. Richard Wagoner, Jr., president and chief operating officer, General Motors. "By joining together, we can further increase the pace of implementation, thereby accelerating the benefits to everyone involved. We are excited about the opportunity to build on what each of us started separately, and create the best trading exchange in the world."

DaimlerChrysler Chairman Juergen Schrempp said, "DaimlerChrysler's plan for a separate exchange came together with Ford's and GM's. We bring a global presence, large volume and excellent supplier relationships to the new venture."

Ford Motor Company selected Oracle Corporation [NASDAQ: ORCL] as its technology partner for Auto-xchange, an on-line global network open to the entire auto industry that offers on-line procurement and trading as well as the capability for real-time supply chain management and collaborative product innovation.





                                      - 2 -


GM selected Commerce One [NASDAQ: CMRC] as its technology partner for its TradeXchange, a global Internet-based system designed to strengthen the entire supply chain and allow purchasing functions through catalogs, auctions and bid quotations. Both Auto-xchange and TradeXchange are already operational.

"We've demonstrated that we can compete effectively in the e-world," said Harold
R. Kutner, group vice president of GM Worldwide Purchasing. "Not only is it unprecedented for GM, Ford and DaimlerChrysler to come together to form this type of joint venture, but it's also the largest Internet business ever created. Nobody will be better. Nobody will be faster. Nobody will offer more to everyone involved." "Ford, GM and DaimlerChrysler welcome the participation of other automotive manufacturers and suppliers in this exchange," said Brian Kelley, Ford Motor Company vice president and president of Ford's ConsumerConnect. "This combination will allow suppliers to channel their efforts through a single exchange," he added, "and will reduce overall inventories, develop industry standards and provide productivity to all participants."

The new venture is expected to be powered by Oracle and Commerce One. Both technology partners have collaborated on a compatible architecture to bring best-of-breed offerings to the venture. Both technology partners are expected to continue to have economic interests in the new venture.


                                           # # #



Contacts:
John Ochs, Ford Motor Company, 313-402-4022
David Barnas, General Motors Corporation, 313-665-3170
Steve Rossi, DaimlerChrysler, 248-512-3164


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    February 28, 2000
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)










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